MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

                      PCAOB REGISTERED

Board of Directors

Digital Yearbook, Inc

Las Vegas, Nevada

Dear Directors,

We have reviewed the form 8-K in regards to the restatement of the December 31, 2007 Form 10-KSB and agree with its contents.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

May 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501